EXHIBIT 99.1

NEWS RELEASE
Lakes Entertainment, Inc.
130 Cheshire Lane
Minnetonka, MN 55305
952-449-9092
952-449-9353 (fax)
www.lakesentertainment.com
Traded: Nasdaq “LACO”

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Monday, January 17, 2005

LAKES ENTERTAINMENT, INC. SIGNS DEVELOPMENT CONSULTING
AGREEMENTS AND MANAGEMENT CONTRACTS FOR THREE
GAMING PROJECTS WITH THE PAWNEE NATION OF OKLAHOMA

Minneapolis, January 17, 2005 — Lakes Entertainment, Inc. (Nasdaq “LACO”) announced today that it has signed gaming development consulting agreements and management contracts with the Pawnee Nation of Oklahoma in connection with assisting the Nation in developing, equipping and managing three separate casino destinations.

The largest of the casino resort developments will be located on approximately eight hundred acres of Indian gaming land owned by the Pawnee Nation in northern Oklahoma near the Kansas border. This project is master planned to include a large first class casino, hotel and meeting space, multiple restaurants and bar venues, an entertainment and event center, a golf course and various other casino resort amenities. The first phase of the project is planned to include approximately 1,200 gaming devices, various restaurants and bars, a 150 room hotel, and up to 24 table games subject to the final terms of the Nation’s compact with the state of Oklahoma.

The Pawnee Nation currently operates a “Travel Plaza” at the intersection of U.S. Highway 412 and State Highway 18, approximately twenty miles from Stillwater. The Nation intends to expand the Travel Plaza to include gaming and has engaged Lakes to assist with this project. When expanded, the planned project will open with approximately 150 gaming devices, 4 table games, and a full service restaurant and bar.

The management contract for each of these two locations includes a fee of 30% of net revenues as determined by federal law for a period of five to seven years, depending on the scope of the facilities. The contracts are subject to approval of the National Indian Gaming Commission and certain other conditions.

The Pawnee Nation also operates its “Trading Post” Casino, which currently includes approximately 60 gaming devices along with a retail convenience store and gas station in the town of Pawnee, Oklahoma. Lakes will assist in the management of this project and in its expansion if the Nation decides to develop the location further. For its management services on this project, Lakes will receive a 30% “net revenues” fee based on the incremental net income produced at this location during the length of the management contract, expected to be from five to seven years, subject to regulatory approval and certain other conditions.

Lyle Berman, Chairman and CEO of Lakes commented, “The Pawnee Nation has a tremendous location near the Kansas border on which to develop a first class casino resort. We look forward to working with the Pawnee Business Council and the Nation’s business corporations to provide the Nation with new business opportunities to enhance its economic self-sufficiency and diversification. We appreciate the efforts of Kevin Kean who was instrumental in bringing the Nation and Lakes together. Subject to regulatory approval, Mr. Kean will consult on the projects for a fee equivalent to approximately 6% out of the 30% that we receive.”

Tim Cope, President of Lakes, stated, “Oklahoma is a rapidly expanding gaming market and we are excited about the opportunity to do business with the Pawnee Nation. Each of the three locations has its own distinct market and by combining the marketing efforts of the three casinos, we will be able to provide our guests an even better experience. We estimate the northern Oklahoma casino to open in the middle of 2006 with the Travel Plaza expansion completed during 2005.”

Lakes Entertainment, Inc. currently has development and management agreements with four separate Tribes for one new casino operation in Michigan, two in California and one in Texas. Lakes also has agreements for the development of an additional casino on Indian-owned land in California through a joint venture with MRD Gaming, which is currently being disputed by the Tribe. Additionally, the Company owns approximately 64% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

Lakes Entertainment, Inc. common shares are traded on the Nasdaq National Market under the trading symbol “LACO”.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPT shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPT common stock. There are also risks and uncertainties relating to WPT that may have a material effect on the Company’s consolidated results of operations or the market value of the WPT shares held by the Company, including WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that WPT’s television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.